Filing pursuant to Rule 424(b)(3)
                                               Registration No. 333-13783



BellSouth Compensation Deferral Plan

Prospectus

      The date of this prospectus is October 15, 1997.

      This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.


      Prospectus Index
      The Plan...............................................1
      Employee Retirement Income Security Act...............26
      Administration........................................26
      Investment of Funds...................................26
      Your Company's Obligation to Pay......................27
      Tax Effects...........................................27
      Incorporation of Documents by Reference...............28
      Appendix A............................................29











           BellSouth Corporation

The Plan

Table of Contents

      Background and Purpose.......................................6

      Article 1----->Definitions...................................7
      1.1 "Account"................................................7
      1.2 "Affiliate"..............................................7
      1.3 "Base Salary"............................................7
      1.4 "BellSouth"..............................................7
      1.5 "Beneficiary"............................................7
      1.6 "Board"..................................................7
      1.7 "Business Day"...........................................7
      1.8 "Code"...................................................7
      1.9 "Company Stock"..........................................7
      1.10 "Compensation"..........................................8
      1.11 "Credited Interest Rate"................................8
      1.12 "Deferral Contributions"................................8
      1.13 "Deferral Election".....................................8
      1.14 "Effective Date"........................................8
      1.15 "Election Deadline".....................................8
      1.16 "Election Package"......................................8
      1.17 "Eligible Employee".....................................8
      1.18 "ERISA".................................................8
      1.19 "Interest Income Option"................................8
      1.20 "Interest Income Subaccount"............................9
      1.21 "Investment Election"...................................9
      1.22 "Investment Options"....................................9
      1.23 "Participant"...........................................9

                                   1

      1.24 "Participating Company".................................9
      1.25 "Plan"..................................................9
      1.26 "Plan Administrator"....................................9
      1.27 "Plan Year".............................................9
      1.28 "Stock Unit "...........................................9
      1.29 "Stock Unit Option".....................................9
      1.30 "Stock Unit Subaccount".................................9
      1.31 "Valuation Date"........................................9

      Article II-->Eligibility and Participation..................10
      2.1 Eligibility.............................................10
      2.2 Election Procedures.....................................10
      2.3 Cessation of Eligibility................................10

      Article III-->Participants' Accounts; Deferral
      Contributions...............................................11
      3.1 Participants' Accounts..................................11
           (a)  Establishment of Account..........................11
           (b)  Nature of Contributions and Accounts..............11
           (c)  Several Liabilities...............................11
           (d)  General Creditors.................................11
      3.2 Deferral Contributions..................................11
           (a)  Effective Date....................................11
           (b)  Term..............................................11
           (c)  Amount............................................11
           (d)  Revocation........................................12
           (e)  Crediting of Deferred Compensation................12
      3.3 Deferral Elections and Multiple Participating
            Companies.............................................12
      3.4 Termination under Severance Arrangement.................13
      3.5 Vesting.................................................13

                                    2


      Article IV-->Determination and Crediting of Investment
      Return......................................................14
      4.1 General Investment Parameters...........................14
      4.2 Participant Direction of Deemed Investments.............14
           (a)  Nature of Participant Direction...................14
           (b)  Investment of Contributions.......................14
           (c)  Investment of Existing Account Balances...........14
           (d)  Investment Subaccounts............................14
      4.3 Stock Unit Option.......................................15
           (a)  Stock Unit Subaccount.............................15
           (b)  Cash Dividends....................................15
           (c)  Adjustments for Stock Dividends and Splits........15
      4.4 Interest Income Option..................................15
           (a)  Interest Income Subaccount........................15
           (b)  Crediting of Deemed Interest......................16
              (i)  Amount Invested................................16
              (ii) Determination of Amount........................16
      4.5 Good Faith Valuation Binding............................16
      4.6 Errors and Omissions in Accounts........................16

      Article V-->Payment of Account Balances.....................17
      5.1 Benefit Amounts.........................................17
           (a)  Benefit Entitlement...............................17
           (b)  Valuation of Benefit..............................17
           (c)  Conversion of Stock Units into Dollars............17
      5.2 Elections of Timing and Form............................17
           (a)  Timing............................................17
           (b)  Form of Distribution..............................17
           (c)  Multiple Selections...............................17
      5.3 Benefit Payments to a Participant.......................18
           (a)  Timing............................................18
           (b)  Form of Distribution..............................18

                                     3

           (c)  Valuation of Single Sum Payments..................18
           (d)  Valuation of Installment Payments.................18
      5.4 Death Benefits..........................................18
           (a)  General...........................................18
           (b)  Valuation.........................................18
      5.5 Beneficiary Designation.................................19
           (a)  General...........................................19
           (b)  No Designation or Designee Dead or Missing........19
           (c)  Death of Beneficiary..............................19
      5.6 Taxes...................................................19

      Article VI-->Claims.........................................20
      6.1 Initial Claim...........................................20
      6.2 Appeal..................................................20
      6.3 Satisfaction of Claims..................................20

      Article VII-->Source of Funds...............................21

      Article VIII-->Plan Administration..........................22
      8.1 Action by the Plan Administrator........................22
           (a)  Individual Administrator..........................22
           (b)  Administrative Committee..........................22
      8.2 Rights and Duties of the Plan Administrator.............22
      8.3 Bond; Compensation......................................22

      Article IX-->Amendment and Termination......................23
      9.1 Amendments..............................................23
      9.2 Termination of Plan.....................................23
      9.3 Limitation of Authority.................................23
           (a)  Plan Amendments...................................23
           (b)  Plan Termination..................................23
           (c)  Opinions of Counsel...............................23

                                   4


      Article X-->Miscellaneous...................................24
      10.1 Taxation...............................................24
      10.2 Withholding............................................24
      10.3 No Employment Contract.................................24
      10.4 Headings...............................................24
      10.5 Gender and Number......................................24
      10.6 Assignment of Benefits.................................24
      10.7 Legally Incompetent....................................24
      10.8 Entire Document........................................24
      10.9 Governing Law..........................................24

      Exhibit A --> Participating Companies.......................25

                                     5


      Effective as of the 1st day of January 1997, BellSouth Corporation ("BellSouth") established the BellSouth Compensation Deferral Plan (the "Plan"). The Plan is hereby amended and restated effective as of October 1, 1997.

      Background and Purpose
      Goal.....BellSouth desires to provide its designated key
               management employees, and those of its affiliated companies that participate in the Plan, with an opportunity (i) to defer the receipt and income taxation of a portion of such employees' base salaries; and (ii) to receive an investment return on those deferred amounts based on the return of BellSouth stock, an indexed rate of interest, or a combination of the two.
      Purpose....The purpose of the Plan is to set forth the terms and conditions pursuant to which these deferrals may be made and deemed invested and to describe the nature and extent of the employees' rights to their deferred amounts.
      Type of Plan...The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. Each Participating Company alone has the obligation to pay amounts payable under this Plan to its Plan Participants, and such payments are not an obligation of any other Participating Company.

                                      6

Article 1

Definitions

      For purposes of the Plan, each of the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.
      1.1 Account shall mean, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary with respect to the Deferral Contributions of such Participant for any Plan Year.
      1.2 Affiliate shall mean at any time any corporation, joint venture or partnership in which BellSouth owns directly or indirectly, (i) with respect to a corporation, stock possessing at least ten percent (10%) of the total combined voting power of all classes of stock in the corporation, or
           (ii) in the case of a joint venture or partnership, a ten percent (10%) or greater interest in the capital or profits of such joint venture or partnership.
      1.3 Base Salary shall mean, with respect to each Eligible Employee for a Plan Year, the gross regular, periodic base salary paid or payable to him during such Plan Year, including any of his own before-tax and after-tax contributions to, or deferrals under, any Code Section 401(k), Code Section 125, nonqualified deferred compensation or other employee benefit plan or program, maintained by a Participating Company from time to time, but excluding any contributions or benefits paid under any such plan or program by a Participating Company.
      1.4 BellSouth shall mean BellSouth Corporation, a Georgia corporation.
      1.5 Beneficiary shall mean, with respect to a Participant, the person(s) determined in accordance with Section 5.5 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
      1.6  Board shall mean the Board of Directors of BellSouth.
      1.7 Business Day shall mean each day on which the New York Stock Exchange operates and is open to the public for trading.
      1.8 Code shall mean the Internal Revenue Code of 1986, as amended.
      1.9 Company Stock shall mean the $1.00 par value per share voting common stock of BellSouth.

                                         7

      1.10 Compensation shall mean, for purposes of determining the maximum amount that a Participant may defer under the Plan for any Plan Year, the total of such Participant's (i) annualized Base Salary rate, and (ii) standard short-term incentive award amount. For a Participant who is designated by the Plan Administrator as a member of BellSouth's "executive compensation group" for purposes of this Plan such amounts shall be determined as the rate or amount in effect or applicable on the date such Participant executes a Deferral Election. For a Participant who is designated by the Plan Administrator as a "senior manager" for purposes of this Plan such amount shall be determined at the rate or amount in effect or applicable on September 1 of the year in which the Participant executes a Deferral Election. For any Eligible Employee employed by a Participating Company whose compensation structure does not readily fit this definition, "Compensation" shall mean cash compensation as defined by the Plan Administrator.
      1.11 Credited Interest Rate shall mean, for each Plan Year, the rate of return equal to Moody's Monthly Average of Yields of Aa Corporate Bonds, as published by Moody's Investor Service, Inc., for the month of July immediately preceding such Plan Year. If such rate (or any alternative rate described in this sentence) is at any time no longer available, the Plan Administrator shall designate an alternative rate which in the Plan Administrator's reasonable judgment is generally comparable to the rate described in the preceding sentence, and such alternative rate shall thereafter be the Credited Interest Rate.
      1.12 Deferral Contributions shall mean, for each Plan Year, that portion of a Participant's Base Salary deferred under the Plan pursuant to Section 3.2.
      1.13 Deferral Election shall mean a written election form provided by the Plan Administrator on which an Eligible Employee may elect to defer under the Plan a portion of his Base Salary.
      1.14 Effective Date shall mean January 1, 1997.
      1.15 Election Deadline shall mean, with respect to a Plan Year, the November 30 (of if November 30 is not a Business Day, the last Business Day immediately preceding November 30) immediately preceding the first day of such Plan Year.
      1.16 Election Package shall mean a package consisting of a Deferral Election, an Investment Election and such other forms and documents distributed to Eligible Employees by the Plan Administrator for the purpose of allowing them to elect to actively participate in the Plan for a Plan Year.
      1.17 Eligible Employee shall mean, for each Plan Year, each management employee of a Participating Company who (i) is a member of a select group of highly compensated or key management employees, and (ii) is designated by the Plan Administrator as a member of BellSouth's "executive compensation group" or as a "senior manager" for purposes of this Plan for the Plan Year, or is otherwise designated by the Plan Administrator as eligible to participate in the Plan for such Plan Year.
      1.18 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.
      1.19 Interest Income Option shall mean the Investment Option described in Section 4.4, pursuant to which a Participant's deemed investment earnings are determined on the basis of the Credited Interest Rate.
      1.20 Interest Income Subaccount shall mean a bookkeeping subaccount reflecting that portion of a Participant's Account for each Plan Year which is deemed to be invested in the Interest Income Option.
      1.21 Investment Election shall mean a written election form provided by the Plan Administrator on which an Eligible Employee may elect to have his Deferral Contributions for a Plan Year (and all investment earnings attributable thereto) deemed invested in either the Stock Unit Option and/or the Interest Income Option.

                                         8

      1.22 Investment Options shall mean the Stock Unit Option and the Interest Income Option.
      1.23 Participant shall mean any person participating in the Plan pursuant to the provisions of Article II.
      1.24 Participating Company shall mean BellSouth and each Affiliate listed as a Participating Company as of January 1, 1997 on Exhibit A hereto, and each other Affiliate which, by action of its board of directors (or equivalent governing body), adopts the Plan as a Participating Company with the approval of the Plan Administrator. Exhibit A shall be updated from time to time to reflect the addition of new Participating Companies, and the effective dates of their participation, and the deletion of any entities which are no longer Participating Companies.
      1.25 Plan shall mean the BellSouth Compensation Deferral Plan, as contained herein and all amendments hereto.
      1.26 Plan Administrator shall mean the Chief Executive Officer of BellSouth and any individual or committee he designates to act on his behalf with respect to any or all of his responsibilities hereunder; provided, the Board may designate any other person or committee to serve in lieu of the Chief Executive Officer as the Plan Administrator with respect to any or all of the administrative responsibilities hereunder.
      1.27 Plan Year shall mean the calendar year.
      1.28 Stock Unit shall mean an accounting entry that represents an unsecured obligation of a Participating Company to pay to a Participant an amount which is based on the fair market value of one share of Company Stock as set forth herein. A Stock Unit shall not carry any voting, dividend or other similar rights and shall not constitute an option or any other right to acquire any equity securities of BellSouth.
      1.29 Stock Unit Option shall mean the Investment Option described in Section 4.3, pursuant to which a Participant's deemed investment earnings are determined by the rate of return applicable to Stock Units.
      1.30 Stock Unit Subaccount shall mean a bookkeeping subaccount reflecting that portion of a Participant's Account for each Plan Year which is deemed to be invested in the Stock Unit Option.
      1.31 Valuation Date shall mean December 31 (or, if December 31 is not a Business Day, the last Business Day immediately preceding December 31), and each other day declared by the Plan Administrator to be a Valuation Date.

                                         9

Article II

Eligibility and Participation

      2.1 Eligibility. Each individual who is an Eligible Employee for a Plan Year shall be eligible to defer a portion of his Base Salary and thereby to actively participate in the Plan for such Plan Year. Such individual's participation shall become effective as of the first day of such Plan Year, assuming he properly and timely completes the election procedures described below.
      2.2 Election Procedures. Each Eligible employee shall elect to defer a portion of his Base Salary and thereby become an active Participant for a Plan Year by delivering a completed Deferral Election and an Investment Election by the Election Deadline for such Plan Year. The Plan Administrator also may require the Eligible Employee to complete other forms and provide other data, as a condition of participation in the Plan. Furthermore, such an election by an individual shall be effective only if the individual is actively employed as an Eligible Employee at the time the individual delivers the completed Deferral Election and Investment Election.
      2.3 Cessation of Eligibility. An Eligible Employee's active participation in the Plan shall terminate, and he shall not be eligible to make any additional Deferral Contributions for any portion of a Plan Year following the date his employment with BellSouth and all Participating Companies terminates (unless he is reemployed as an Eligible Employee later in such Plan Year). In addition, an individual who actively participated in the Plan during prior Plan Years but who is not an Eligible Employee or does not complete the election procedures, for a subsequent Plan Year, shall cease his active participation in the Plan for such subsequent Plan Year. Even if an individual's active participation in the Plan ends, such individual shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his Accounts is distributed from the Plan, or
           (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an individual is an inactive Participant in the Plan, his accounts shall continue to be credited with earnings as provided in the Plan.

                                        10

Article III

Participants' Accounts: Deferral Contributions

      3.1  Participants' Accounts.
           (a) Establishment of Accounts. The Plan Administrator shall establish and maintain an Account on behalf of each Participant for each Plan Year for which the Participant makes Deferral Contributions. The Plan Administrator shall credit each Participant's Account with his Deferral Contributions for such Plan Year and earnings attributable thereto, and shall maintain such Account until the value thereof has been distributed to or on behalf of such Participant or his Beneficiary.
           (b) Nature of Contributions and Accounts. The amounts credited to a Participant's Accounts shall be represented solely by bookkeeping entries. Except as provided in Article VII, no monies or other assets shall actually be set aside for such Participant, and all payments to a Participant under the Plan shall be made from the general assets of the Participating Companies.
           (c) Several Liabilities. Each Participating Company shall be severally (and not jointly) liable for the payment of benefits under the Plan under Deferral Elections executed by Eligible Employees with, and while employed by, such Participating
             Company.
           (d) General Creditors. Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan shall be part of the general assets of such Participating Company. A Participating Company's obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of such Participating Company.
      3.2 Deferral Contributions. Each Eligible Employee may irrevocably elect to have Deferral Contributions made on his behalf for a Plan Year by completing in a timely manner a Deferral Election and an Investment Election and following other election procedures as provided in Section 2.2. Subject to any modifications, additions or exceptions that the Plan Administrator, in its sole discretion, deems necessary, appropriate or helpful, the following terms shall apply to such Deferral Elections:
           (a) Effective Date. A Participant's Deferral Election for any Plan Year shall be effective and provide for the reduction and deferral of a portion of such Participant's Base Salary otherwise payable in regular,periodic paychecks during such Plan Year. If an Eligible Employee fails to deliver a Deferral Election, or to complete any of the other requisite election procedures, in a timely manner, he shall be deemed to have elected not to participate in the Plan for that Plan Year.
           (b) Term. Each Participant's Deferral Election for a Plan Year shall remain in effect with respect to a portion of all Base Salary paid or payable during such Plan Year, but shall not apply to any subsequent Plan Year.
           (c) Amount. Each Eligible Employee's Deferral Election shall specify a dollar amount, in increments of $1,000, of annual Base Salary to be deferred. The maximum amount that an Eligible Employee may defer for any Plan Year shall be as follows:
              (i)  for an Eligible Employee who is designated as a "senior manager", or otherwise designated by the Plan Administrator as eligible to participate in the Plan (and who is not also designated as a member of BellSouth's "executive compensation group" for the Plan Year), 10% of his Compensation; and
              (ii) for an Eligible Employee who is designated as a member of
                BellSouth's "executive compensation group", 25% of his Compensation;
             in each case, rounded to the next highest thousand dollars.
             The total dollar amount shall be withheld from such Eligible Employee's regular, periodic paychecks of Base
             Salary in substantially equal installments throughout the Plan Year. Notwithstanding any provision of this Plan or a Deferral Election

                                        11

             to the contrary, however, the amount
             withheld from any payment of Base Salary shall be reduced automatically, if necessary, so that it does not exceed the amount of such payment net of all withholding, allotments and deductions, other than any reduction pursuant to such Deferral Election. No amounts shall be withheld during any period an individual ceases to receive Base Salary as an actively employed Eligible Employee for any reason during the Plan Year except that, in the case of an individual on an approved paid leave of absence as an Eligible Employee (including a paid leave of absence under a short term disability plan of a Participating Company), amount shall be withheld from such leave of absence payments and otherwise treated in the same manner as if such payments constituted Base Salary under the Plan. No adjustment shall be made in the amount to be withheld from any subsequent payment of Base Salary for a Plan Year to compensate for any missed or reduced withholding amounts above.
           (d) Revocation. Once made for a Plan Year, a Participant may not revoke his Deferral Election for such Plan Year.
           (e) Crediting of Deferred Compensation. The Plan Administrator shall credit to each Participant's Account for a Plan Year, as of the first day of such Plan Year, the entire amount of the Participant's Deferral Contributions reflected in his Deferral Election for such Plan Year; provided, that the Participant's Account shall be automatically adjusted, retroactively to the first day of such Plan Year, to reflect the amount of Deferral Contributions actually made from Base Salary (or pursuant to Section 3.4, if applicable) during the Plan Year if for any reason the entire amount of the Participant's Deferral Contributions so reflected is not made.
      3.3  Deferral Elections and Multiple Participating Companies. Any
           Deferral Election which is timely executed and delivered to the Plan Administrator shall be effective to defer Base
           Salary earned by the Participant from the Participating
           Company employing such Participant at the time of his election or any other Participating Company employing such Participant during the Plan Year for which the Deferral
           Election is effective. In particular, a Participant (i) who timely executes and delivers a Deferral election while employed by one Participating Company and subsequently transfers to another Participating Company, or (ii) who terminates employment and subsequently becomes employed by another Participating Company, shall have the Base Salary that is paid or payable to him by both Participating
           Companies reduced under the terms of the Deferral Election and the Plan as if the transfer or termination and reemployment had not occurred; provided, that, as provided in
           Section 3.2(c), no amounts shall be withheld attributable to any portion of the Plan Year during which he is not receiving
           Base Salary as an Eligible Employee of a Participating
           Company.

                                        12


      3.4 Termination Under Severance Arrangement. A Participant eligible to participate in a severance plan or arrangement sponsored by a Participating Company which provides for a lump-sum severance payment upon termination of employment may elect, on such form and at such time and in such manner as shall be prescribed by the Plan Administrator, to reduce the amount of a lump-sum severance payment to which the Participant may become entitled under such plan or arrangement in an amount not to exceed the dollar amount by which the Participant's Deferral Contributions for the Plan Year in which such termination occurs would not have been made at the time of termination of employment, and the amount so elected shall for all purposes be treated as Deferral Contributions made under the Plan.
      3.5 Vesting. A Participant shall at all times be fully vested in his Deferral Contributions and all investment earnings attributable thereto.


                                        13


Article IV

Determination and Crediting of Investment Return

      4.1 General Investment Parameters. The rate of return credited to each Participant's Account shall be determined on the basis of the Investment Option(s) selected by the Participant. The terms of this selection process and the manner in which investment return is credited are set forth in this Article
           IV.
      4.2 Participant Direction of Deemed Investments. Each Participant generally may direct the manner in which his Deferral
           Contributions for each Plan Year shall be deemed invested in and between the Stock Unit Option and/or the Interest Income
           Option, in accordance with the following terms:
           (a) Nature of Participant Direction. A Participant's election of the Stock Unit Option and/or Interest Income Option shall be for the sole purpose of determining the rate of return to be credited to his Account for such Plan Year, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in Company Stock, an interest income fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder.
           (b) Investment of Contributions. In conjunction with completing a Deferral Election for a Plan Year, an Eligible Employee shall complete an Investment Election prescribing the percentage of his Deferral Contributions for such Plan Year that will be deemed to be invested in the Stock Unit Option and/or the Interest
             Income Option; provided, such Investment Election shall specify one of the three alternatives, as follows:
              (i)  100% of the Deferral Contributions for such Plan Year shall be deemed invested in the Stock Unit Option;
              (ii) 100% of the Deferral Contributions for such Plan Year shall be deemed invested in the Interest Income Option; or
              (iii) 50% of the Deferral Contributions for such Plan Year shall be deemed invested in the Stock Unit Option, and 50% of the Deferral Contributions for such Plan Year shall be deemed invested in the Interest Income Option.
           (a) Investment of Existing Account Balances. A Participant may not make an Investment Election changing the percentage of an existing Account balance that will be deemed to be invested in the Stock Unit Option and/or the Interest Income Option. Once an Investment Election is made with respect to an Account, it shall continue to apply with respect to such Account until all amounts in such Account are distributed.
           (b) Investment Subaccounts. For the sole purpose of tracking a Participant's investment elections and calculating investment earnings attributable to a Participant's Account for a Plan
                Year pursuant to the terms of this Article IV, the Plan Administrator shall establish and maintain for such Participant for such Plan Year a Stock Unit Subaccount and an Interest Income Subaccount, as necessary, the total of which shall equal such Participant's Account for such Plan Year.

                                        14


      4.3  Stock Unit Option.
           (a) Stock Unit Subaccount. To the extent an Eligible Employee makes an Investment Election in accordance with Section 4.2 to have all or a portion of his Deferral Contributions for a Plan Year deemed to be invested in the Stock Unit Option, the Participant's Stock Unit Subaccount for such Plan Year shall be credited (subject to the adjustment described in subsection 3.2(e), if applicable), as of the first day of such Plan Year, with a number of Stock Units equal to the number of full and fractional shares of Company Stock that could have been purchased with such portion of the Eligible Employee's Deferral Contributions elected for such Plan Year at the average of the high and low sales prices of one share of company Stock on the New York Stock Exchange for the last Business Day of each of the three calendar months immediately preceding the first day of such Plan Year.
           (b) Cash Dividends. As of each date on which BellSouth has paid a cash dividend on Company Stock, the number of Stock Units credited to a Participant's Stock Unit Subaccount for each Plan Year shall be increased by a number of additional Stock Units equal to the quotient of (i) the amount of dividends that would have been paid on the number of shares of Company Stock equivalent to the number of Stock Units credited to such subaccount as of such dividend payment date, divided by (ii) the average of the daily high and low sales prices of one share of Company Stock on the New York Stock Exchange for the period of five Business Days ending on such dividend payment date (or the period of five Business Days ending on the immediately preceding Business Day if such date was not a Business Day).
           (c) Adjustments. In the event of any change in outstanding shares of Company Stock, by reclassification, recapitalization, merger, consolidation, spin off, combination, exchange of shares, stock split, reverse stock split or otherwise, or in the event of the payment of a stock dividend on Company Stock, or in the event of any other increase or decrease the number of outstanding shares of Company Stock, other than the issuance of shares for value received by BellSouth or the redemption of shares for value, the Plan Administrator shall adjust the number and/or form of Stock Units in the manner it deems appropriate in its reasonable judgment to reflect such event, including substituting or adding publicly traded shares of companies other than the Company as a basis for determining Stock Units. The Plan Administrator similarly shall make such adjustments as it deems are appropriate in its reasonable judgment in the form, including the basis of measurement, of Stock Units in the event all shares of Company Stock cease for any reason to be outstanding or to be actively traded on the New York Stock Exchange. In the event the Plan Administrator determines in its reasonable judgment that it would not be possible to appropriately reflect an event under this paragraph (c) by adjusting the number and/or form of Stock
             Units, the Plan Administrator shall establish a special
             Valuation Date appropriate to such event for all Stock Unit Subaccounts and shall cause subaccounts, as so valued, automatically to be converted into Interest Income Subaccounts, which thereafter shall be subject to Section 4.4.
      4.4  Interest Income Option
           (a) Interest Income Subaccount. To the extent that an Eligible Employee makes an Investment Election in accordance with Section
             4.2 to have all or a portion of his Deferral Contributions for a Plan Year deemed to be invested in the Interest Income Option, the Participant's Interest Income Subaccount for such Plan Year shall be credited (subject to the adjustment described in subsection 3.2(e), if applicable), as of the first day of such Plan Year, with such portion of the Eligible Employee's Deferral
             Contributions elected for such Plan Year.
           (b) Crediting of Deemed Interest. As of each Valuation Date, the Plan Administrator shall credit a Participant's Interest Income Subaccounts with the amount of earnings applicable thereto for the period since the immediately preceding Valuation Date. Such crediting of earnings for each Interest Income Subaccount shall be effected, as follows:
              (i)  Amount Invested. The Plan Administrator shall determine the amount of (A) in the case of an Interest Income Subaccount established in connection with a Deferral Election for the Plan Year ending on such Valuation Date, such Participant's Deferral Contributions credited to such Participant's Interest Income Subaccount for such Plan Year; and (B) in the case of an Interest Income Subaccount for a prior Plan Year, the balance of such Participant's Interest Income Subaccount as of the immediately preceding Valuation Date, minus the amount distributed from such Participant's Interest Income subaccount since the immediately preceding Valuation Date; and

                                        15


             (ii) Determination of Amount. The Plan Administrator then shall apply the Credited Interest Rate for such Plan Year to such Participant's adjusted Interest Income Subaccount (as determined in subparagraph (i) hereof), and the total amount of investment earnings resulting therefrom shall be credited to such Participant's Interest Income Subaccount as of such Valuation Date.
      4.5 Good Faith Valuation Binding. In determining the value of Accounts, the Plan Administrator shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.
      4.6 Errors and Omissions in Accounts. If an error or omission is discovered in the Account of a Participant or in the amount of a Participant's Deferral Contributions, the Plan Administrator, in its sole discretion, shall cause appropriate, equitable adjustment to be made as soon as administratively practicable following the discovery of such error or omission.

                                       16

Article V

Payment of Account Balances

      5.1  Benefit Amounts.
           (a) Benefit Entitlement. As his benefit under the Plan, each Participant (or his Beneficiary) shall be entitled to receive the total amount of his Accounts, determined as of the most recent Valuation Date, and payable at such times and in such forms as described in this Article V.
           (b) Valuation of Benefit. For purposes hereof, each Account of a Participant as of any Valuation Date shall be equal to (i) the total amount of all of such Participant's Deferral Contributions credited thereto; plus (ii) all deemed investment earnings attributable thereto; minus (iii) the total amount of all benefit payments previously made therefrom.
           (c) Conversion of Stock Units into Dollars. For purposes of converting some or all of a Participant's Stock Units into a dollar amount in valuing his Accounts as of any Valuation Date, the value of each Stock Unit shall be equal to the average of the high and low sales prices of one share of Company Stock on the New York Stock Exchange for the last Business Day of each of the three calendar months ending on or immediately preceding such Valuation Date.
      5.2 Elections of Timing and Form. In conjunction with, and at the time of, completing a Deferral Election for each Plan Year, an Eligible Employee shall select the timing and form of the distribution that will apply to the Account for his Deferral Contributions (and deemed investment earnings attributable thereto) for such Plan Year. The terms applicable to this selection process are as follows:
           (a) Timing. For a Participant's Account for each Plan Year, such Participant may elect that his distributions will be made or commence as of any January 1 following the Plan Year of deferral; provided, he may not select a benefit payment or commencement date for such Account that is later than the twentieth January 1 following the end of the Plan Year of deferral.
           (b) Form of Distribution. For a Participant's Account for each Plan Year, such Participant may elect that his distribution will be paid in one of the following forms:
              (i)  a single lump-sum cash payment; or
              (ii) substantially equal annual installments (adjusted for investment earnings between payments in the manner described in Article IV) over a period of one (1) to ten (10) years; provided that the number of years so elected shall in no event exceed one (1) year for each full $1,000 of Deferral Contributions elected for such Plan Year.
           (a) Multiple Selections. An Eligible Employee may select a different benefit payment or commencement date and/or a different form of distribution with respect to his Account for each Plan Year. For ease of administration, the Plan Administrator may combine Accounts and Subaccounts of a Participant to which the same benefit payment/commencement date and the same form of distribution apply.

                                        17


      5.3  Benefit Payments to a Participant.
           (a) Timing. A Participant shall receive or begin receiving a distribution of each of his Accounts as of the earlier of (i) the January 1 selected by such Participant with respect to each such Account pursuant to the terms of Section 5.2(a); or (ii) the January 1 immediately following the date that such Participant's employment with BellSouth and all Affiliates ends for any reason, unless he returns to employment with BellSouth or one of the Affiliates before such January 1.
             An amount payable "as of" any January 1 shall be made as soon as practicable after such January 1 and, unless extenuating circumstances arise, no later than January 31.
           (b)  Form of Distribution. A Participant shall receive or begin receiving a distribution of each of his Accounts in cash in the form selected by such Participant with respect to such Account pursuant to the terms of Section 5.2(b).
           (c) Valuation of Single Lump-Sum Payments. The amount of a Participant's single lump-sum distribution of any of his Accounts as of any applicable January 1 shall be equal to the value of such Account as of the Valuation Date immediately preceding the date on which such distribution is paid.
           (d) Valuation of Installment Payments. For purposes of determining the amount of any installment payment to be paid as of January 1 from an Account, the following shall apply:
              (i)  for any amount of such Account attributable to an
                Interest Income Subaccount as of the immediately preceding Valuation Date, such amount shall be divided by the number of remaining installments to be paid from such Account (including the current installment); and
              (ii) for any portion of such Account attributable to a
                Stock Unit Subaccount as of the immediately preceding Valuation Date, the total number of Stock Units constituting such portion shall be divided by the number of remaining installments to be paid from such Account (including the current installment), and the resulting number of Stock Units shall be converted into a dollar amount (pursuant to the terms of Section 5.1(c)) as of such Valuation Date.
      5.4  Death Benefits.
           (a) General. If a Participant dies before receiving the entire amount of his benefit under the Plan, such Participant's Beneficiary shall receive distribution of amounts remaining in the Participant's Accounts in the form, as elected by the Participant on a Beneficiary designation form described in
             Section 5.5, of either:
              (i)  a single lump-sum cash payment of the entire balance in the Participant's Accounts as of the January 1 immediately following the date of the Participant's death; or
              (ii) (A) for Accounts with respect to which distribution has not commenced under Section 5.2 at the time of the Participant's death, substantially equal annual installments (adjusted for investment earnings between payments in the manner described in Article IV) over a period of one (1) to ten (10) years, commencing as of the January 1 immediately following the Participant's death; and (B) for Accounts with respect to which distribution has commenced in the form of installments described in Section 5.2(b)(ii) at the time of the Participant's death, continuation of such installment payment schedule.
             An amount payable "as of" any January 1 shall be made as soon as practicable after such January 1 and, unless extenuating circumstances arise, no later than January 31.
           (b) Valuation. The valuation rules described in subsections 5.3(c) and 5.3(d) shall apply to payments described in this
             Section 5.4.
      5.5  Beneficiary Designation.
           (a) General. A Participant shall designate a Beneficiary or Beneficiaries for all of his Accounts by completing the form prescribed for this purpose for the Plan by the Plan Administrator and submitting such form as instructed by the Plan Administrator. Once a Beneficiary designation is made, it shall continue to apply until and unless such Participant makes and submits a new Beneficiary designation form for this Plan.

                                      18


           (b)  No Designation or Designee Dead or Missing. In the event that:
              (i)  a Participant dies without designating a Beneficiary;
              (ii) the Beneficiary designated by a Participant is not
                   surviving or in existence when payments are to be made or commence to such designee under the Plan, and no contingent Beneficiary, surviving or in existence, has been designated; or
              (iii)the Beneficiary designated by a Participant cannot be located by the Plan Administrator within 1 year from the date benefit payments are to be made or commence to such designee; then, in any of such events, the Beneficiary of such Participant shall be the Participant's surviving spouse, if any can then be located, and if not, the estate of the Participant, and the entire balance in the Participant's Accounts shall be paid to such Beneficiary in the form of a single lump-sum cash payment described in Section 5.4(a)(i).
           (c) Death of Beneficiary. If a Beneficiary who survives the Participant, and to whom payment of Plan benefits commences, dies before complete distribution of the Participant's Accounts, the entire balance in such Accounts shall be paid to the estate of such Beneficiary in the form of a single lump-sum cash payment as of the January 1 immediately following such Beneficiary's death. An amount payable "as of" any January 1 shall be made as soon as practicable after such January 1 and, unless extenuating circumstances arise, no later than January 31. The valuation rules described in subsection 5.3(c) shall apply to any payments described in this subsection 5.5(c).
      5.6 Taxes. If the whole or any part of any Participant's or Beneficiary's benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which a Participating Company shall be required to pay or withhold, the Participating Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary whose interest hereunder are so affected.
           Prior to making any payment, the Participating Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

                                      19


Article VI

Claims

      6.1 Initial Claim. Claims for benefits under the Plan may be filed with the Plan Administrator on forms or in such other written documents, as the Plan Administrator may prescribe. The Plan Administrator shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review.
      6.2 Appeal. Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Plan Administrator, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Plan Administrator's possession in order to prepare the appeal. The request for review, together with written statement of the claimant's position, must be filed with the Plan Administrator no later than 60 days after receipt of the written notification of denial of a claim provided for in
           Section 6.1. The Plan Administrator's decision shall be made within 60 days following the filing of the request for review. If unfavorable, the notice of the decision shall explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.
      6.3 Satisfaction of Claims. The payment of the benefits due under the Plan to a Participant or Beneficiary shall discharge the Participating Company's obligations under the Plan, and neither the Participant nor the Beneficiary shall have any further rights under the Plan upon receipt by the appropriate person of all benefits. In addition, (i) if any payment is made to a Participant or Beneficiary with respect to benefits described in the Plan from any source arranged by BellSouth or a Participating Company including, without limitation, any fund, trust, insurance arrangement, bond, security device, or any similar arrangement, such payment shall be deemed to be in full and complete satisfaction of the obligation of the Participating Company under the Plan to the extent of such payment as if such payment had been made directly by such Participating Company; and (ii) if any payment from a source described in clause (i) shall be made, in whole or in part, prior to the time payment would be made under the terms of the Plan, such payment shall be deemed to satisfy such Participating Company's obligation to pay Plan benefits beginning with the benefit which would next become payable under the Plan and continuing in the order in which benefits are so payable, until the payment from such other source is fully recovered. The Plan Administrator or such Participating Company, as a condition to making any payment, may require such Participant or Beneficiary to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator or the Participating Company. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Plan Administrator or the Participating Company receives a proper receipt and release.


                                         20


Article VII

Source of Funds

      Each Participating Company shall provide the benefits described in the Plan from its general assets. However, to the extent that funds in one or more trusts, or other funding arrangement(s), allocable to the benefits payable under the Plan are available, such assets may be used to pay benefits under the Plan. If such assets are not sufficient or are not used to pay all benefits due under the Plan, then the appropriate Participating Company shall have the obligation, and the Participant or Beneficiary, who is due such benefits, shall look to such Participating Company to provide such benefits. No Participant or Beneficiary shall have any interest in the assets of any trust, or other funding arrangement, or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company shall not grant a security interest in the assets held by the trust in favor of the Participants, Beneficiaries or any creditor.


                                         21


Article VIII

Plan Administration

      8.1  Action by the Plan Administrator.
           (a) Individual Administrator. If the Plan Administrator is an individual, he shall act and record his actions in writing.
             Any matter concerning specifically such individual's own benefit or rights hereunder shall be determined by the Board or its designee.
           (b) Administrative Committee. If the Plan Administrator is a committee, action of the Plan Administrator may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Plan Administrator shall choose a secretary who shall keep minutes of the committee's proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Plan Administrator.
      8.2 Rights and Duties of the Plan Administrator. The Plan Administrator shall administer the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:
           (a)  to construe, interpret and administer the Plan;
           (b) to make determinations required by the Plan, and to maintain records regarding Participants' and Beneficiaries' benefits hereunder;
           (c) to compute and certify to Participating Companies the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;
           (d) to authorize all disbursements by a Participating Company pursuant to the Plan;
           (e) to maintain all the necessary records of the administration of the Plan;
           (f) to make and publish such rules and procedures for the regulation of the Plan as are not inconsistent with the terms hereof;
           (g) to delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and
           (h) to hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.
           The Plan Administrator shall have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all parties.
      8.3 Bond; Compensation. The Plan Administrator and (if applicable) its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan Administrator shall be paid by the Participating Companies.

Article IX

Amendment and Termination

                                        22

      9.1 Amendments. Subject to Section 9.3, the Board shall have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time. In addition, the Plan Administrator shall have the right, in its sole discretion, to amend the Plan at any time and from time to time so long as such amendment is not of a material nature.
      9.2 Termination of Plan. Subject to Section 9.3, BellSouth reserves the right to discontinue and terminate the Plan at any time, for any reason. Any action to terminate the Plan shall be taken by the Board and such termination shall be binding on all Participating Companies, Participants and Beneficiaries.
      9.3  Limitation on Authority. Except as otherwise provided in this
           Section 9.3, no contractual right created by and under any Deferral Election made prior to the effective date of any amendment or termination shall be abrogated by any amendment or termination of the Plan, absent the express, written consent of the Participant who made the Deferral Election.
           (a) Plan Amendments. The limitation on authority described in this Section 9.3 shall not apply to any amendment of the Plan which is reasonably necessary, in the opinion of counsel,
             (i) to preserve the intended income tax consequences of the Plan described in Section 10.1, (ii) to preserve the status of the Plan as an unfunded, nonqualified deferred compensation plan for the benefit of a select group of management or highly compensated employees and not subject to the requirements of Part 2, Part 3 and Part 4 of Title I of ERISA, or (iii) to guard against other material adverse impacts on Participants and Beneficiaries, and which, in the opinion of counsel, is drafted primarily to preserve such intended consequences, or status, or to guard against such adverse impacts.
           (b) Plan Termination. The limitation on authority described in this Section 9.3 shall not apply to any termination of the Plan as the result of a determination that, in the opinion of counsel,
             (i) Participants and Beneficiaries generally are subject to federal income taxation on Deferral Contributions or other amounts in Participation Accounts prior to the time of distribution of amounts under the Plan, or (ii) the Plan is generally subject to Part 2, Part 3 or Part 4 of Title I of ERISA, but in either case only if such termination is reasonably necessary, in the opinion of counsel, to guard against material adverse impacts on Participants and Beneficiaries, or BellSouth or Participating Companies.
             Upon such termination, the entire amount in each Participant's Accounts shall be distributed in a single lump-sum distribution as soon as practicable after the date on which the Plan is terminated. In such event, the Plan Administrator shall declare that the date of termination (or, if such day is not a Business Day, the last Business Day immediately preceding such day) shall be a Valuation Date and all distributions shall be made based on the value of the Accounts as of such Valuation Date.
           (c) Opinions of Counsel. In each case which an opinion of counsel is contemplated in this Section 9.3, such opinion shall be in writing and delivered to the Board, rendered by a nationally recognized law firm selected or approved by the Board.


                                        23


Article X

Miscellaneous

      10.1 Taxation. It is the intention of BellSouth that the benefits payable hereunder shall not be deductible by the Participating Companies nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Company to such Participants or Beneficiaries. When such benefits are so paid, it is the intention of the Participating Companies that they shall be deductible by the Participating Companies under Code Section 162.
      10.2 Withholding. All Payments made to a Participant or Beneficiary hereunder shall be reduced by any applicable federal, state or local withholding or other taxes or charges as may be required under applicable law.
      10.3 No Employment Contract. Nothing herein contained is intended to be nor shall be construed as constituting a contract or other arrangement between a Participating Company and any Participant to the effect that the Participant will be employed by the Participating Company or continue to be an employee for any specific period of time.
      10.4 Headings. The headings of the various articles and sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a section shall refer to a section of the Plan unless specified otherwise.
      10.5 Gender and Number. Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
      10.6 Assignment of Benefits. The right of a Participant or his Beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.
      10.7 Legally Incompetent. The Plan Administrator, in its sole discretion, may direct that payment be made to an incompetent or disabled person, for whatever reason, to the guardian of such person or to the person having custody of such person, without further liability on the part of a Participating Company for the amount of such payment to the person on whose account such payment is made.
      10.8 Entire Document. This Plan document sets forth the entire Plan and all rights and limits. Except for a formal amendment hereto, no document shall modify the Plan or create any additional rights or benefits.
      10.9 Governing Law. The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

Exhibit A

                                        24


To BellSouth Compensation Deferral Plan

Participating Companies

Participating Company Names               Effective Date
--------------------------------------    ---------------
BellSouth Advertising and Publishing      January 1, 1997
Corporation
BellSouth Applied Technologies, Inc.      January 1, 1997
BellSouth BSE, Inc.                       January 1, 1998
BellSouth Business Systems, Inc.          January 1, 1997
BellSouth Cellular Corp.                  January 1, 1997
BellSouth Cellular National Marketing,    January 1, 1997
Inc.
BellSouth Communication Systems, Inc.     January 1, 1997
BellSouth Corporate Aviation and          January 1, 1997
Travel Services, Inc.
BellSouth Corporation                     January 1, 1997
BellSouth D.C., Inc.                      January 1, 1997
BellSouth Entertainment, Inc.             January 1, 1997
BellSouth Information Systems, Inc.       January 1, 1997
BellSouth International, Inc.             January 1, 1997
BellSouth Long Distance, Inc.             January 1, 1997
BellSouth Mobile Data Services, Inc.      January 1, 1997
BellSouth.net Inc.                        January 1, 1997
BellSouth Personal Communications,        January 1, 1997
Inc.
BellSouth Public Communications, Inc.     January 1, 1998
BellSouth Resources, Inc.                 January 1, 1997
BellSouth Telecommunications, Inc.        January 1, 1997
BellSouth Wireless, Inc.                  January 1, 1997
Intelligent Media Ventures, Inc.          January 1, 1997
L.M. Berry and Company                    January 1, 1997
Ondacom Wireless Services, Inc.           January 1, 1998
Stevens Graphics, Inc.                    January 1, 1997
Sunlink Corporation                       January 1, 1997
Westel-Indianapolis Company               January 1, 1998


                                        25


      Employee Retirement Income Security Act
      Because the Plan is a non-qualified deferred compensation plan covering only a select group of key management and highly compensated employees, the Plan is subject only to minimal requirements under the Employee Retirement Income Security Act of 1974 ("ERISA"), including certain reporting requirements of Part 1 of Title I thereof. The Plan is not subject to the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended. The Plan is an "unfunded" arrangement, and all benefits are paid from the Participating Companies' general assets.

      Administration
      The Plan will be administered by the Chief Executive Officer of BellSouth, through any individual or committee he designates to act on his behalf. The Board of Directors of BellSouth may designate another person or committee to serve in lieu of the Chief Executive Officer as the Plan Administrator. The Plan Administrator has the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits. The decisions of the Plan Administrator on such matters shall be final and conclusive on all parties.

      Additional information concerning the Plan and its administrators may be obtained from BellSouth Corporation, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610, attention: Director, Executive Benefits, telephone number
      404-249-2228.

      Investment of Funds
      As described in the Plan, Participants may elect to have their Deferral Contributions deemed to be invested in the Stock Unit Option and/or the Interest Income Option. The tables in Appendix A to this Prospectus show the results that would have been achieved through August 29, 1997 if a Participant had deferred $1,000 and such sum had been invested in the Stock Unit Option (Table 1) and the Interest Income Option (Table 2), respectively, on January 1 of the last five years. The data in the tables is based on the price of BellSouth stock as it would have been determined under the Plan for each of the periods listed and the applicable Moody's Monthly Average of Yields on Aa Corporate Bonds, as published by Moody's Investors Service, Inc. (the "Moody's Rate"), for each of the periods listed. This information is provided in order to apprise Participants of material trends and significant changes in the performance of the alternative investment options available under the Plan and to enable Participants to make informed investment decisions. There is no guarantee, however, that the future performance of either investment option will be consistent with their past performance.

                                        26


      Your Company's Obligation to Pay
      Your employing company will have a legally enforceable obligation to pay you the amounts deferred during 1998, adjusted for investment experience. In addition, a trust, sometimes referred to as a "rabbi" trust, has been established and funded by BellSouth whose assets are available to pay amounts due its Participants under the Plan, subject only to company creditors' rights. This trust, which is held by Bankers Trust Company in New York as trustee and is irrevocable, holds BellSouth common stock projected to be sufficient to satisfy all Plan obligations to BellSouth Participants. Additional contributions are made annually, if necessary to maintain this funded status.

      Tax Effects
      The amounts by which Participants elect to have their compensation reduced pursuant to the Plan, and any amounts credited to Participants' accounts as deemed interest or dividends, should not be included in the gross income of the Participants or their Beneficiaries for federal income tax purposes until such time as distributions are made under the Plan. Distributions from the Plan will be subject to federal (and state, if applicable) income taxes at the time Participants receive these amounts at then prevailing tax rates. Inclusion in income for local tax purposes will depend on the rules of the local tax jurisdiction. Taxes may not be deferred by having distributions from the Plan rolled over to another plan or IRA. BellSouth will be entitled to a tax deduction at the time the deferred amounts are includible in the Participants' income.
      Deferred compensation will be treated as wages subject to Social Security tax for the year when the services are performed. Participants will also be subject to the Medicare hospital insurance portion of the Social Security tax on amounts deferred under the Plan in the year in which the deferrals are made. BellSouth is required to withhold this tax from a Participant's wages. Distributions from the Plan will not be subject to Social Security taxes.
      There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view to the conclusions described herein, and no ruling from the IRS has been or will be sought. Also, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the conclusions herein. Any such changes or interpretations may be retroactive and could affect the tax consequences to Participants under the Plan.
      Some states have enacted laws calling for the taxation of retirement income earned in that state by former residents who have moved away from the state. A federal "source tax" law prohibits this type of taxation by the states under certain circumstances. One such circumstance is when retirement income will be paid for a period of 10 years or more. Participants may want to consider these tax implications when making elections as to the timing of their payouts.
      Because the tax consequences to a Participant may vary depending on his individual circumstances, each Participant is strongly encouraged to consult his personal tax advisor regarding the federal and any state, local or foreign tax consequences to him.

                                        27


      Incorporation of Documents by Reference
      The following documents have been filed by BellSouth with the SEC (File No. 1-8607) and are incorporated herein by reference:
      (1) BellSouth's Annual Report on Form 10-K for the year ended December 31, 1996;
      (2) BellSouth's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and
      (3) BellSouth's Current Reports on Form 8-K for January 23, 1997, April 21, 1997, July 1, 1997, July 9, 1997 and July 24, 1997.

      All documents filed by BellSouth pursuant to Section 13(a), 13
      (c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

      Copies of the above documents (excluding exhibits) and other relevant information may be obtained upon oral or written request without charge from the Office of the Controller, BellSouth Corporation, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610 (telephone number 404-249-3290).

                                       28

Appendix A

      The following tables are intended to allow Participants to compare the historical performance of BellSouth common stock and the Moody's Rate. Table 1 assumes that a Participant made a deferral election of $1,000, effective January 1 of each of the years shown, and chose the Stock Unit Option. The Table shows the number of stock units and the value of each Deferral Contribution that would have been accrued at August 29, 1997 and the cumulative aggregate value of all five Deferral Contributions that would have been accrued at August 29, 1997:

       Table 1 - Stock Unit Option
       Deemed Investment       Applicable      Number of        Value at
       Date for $1,000         BellSouth       Units at     August 29, 1997
       Deferral              Stock Price *    August 29,          ***
                                                1997 **
       1/1/93                   $25.428         47.909         $2,183.90
       1/1/94                   $29.709         38.999         $1,777.74
       1/1/95                   $26.573         41.771         $1,904.10
       1/1/96                   $40.386         26.338         $1,200.60
       1/1/97                   $45.584         25.178         $1,147.70

       Cumulative Deferral Total                180.195        $8,214.04


      * Calculated by determining the average of the high and low sales prices of BellSouth common stock on the New York Stock Exchange for the last day of each of the last three calendar months of 1992, 1993, 1994, 1995 and 1996 (the year prior to the deferral year). Stock prices have been adjusted to reflect the two-for-one split of BellSouth common stock effective November 8, 1995. The closing price of BellSouth common stock on the New York Stock Exchange on October 3, 1997 was $48.38.
      ** Assumes, as contemplated by the Plan, that dividends are deemed to be earned on the stock units and used to purchase additional stock units. Shows number of units accrued as a result of one year's deferral only.
      *** Calculated by multiplying the total number of stock units deemed to have been accrued at August 29, 1997 and multiplying by $45.584, the closing price of BellSouth common stock on the New York Stock Exchange on August 29, 1997.

                                        29



      Table 2 assumes that a Participant made a Deferral Contribution of $1,000 on January 1 of each of the years shown and chose the Interest Income Option. The Table shows the applicable Moody's rate, the value of each Deferral Contribution that would have been accrued at August 29, 1997, and the cumulative aggregate value of all five Deferral Contributions that would have been accrued at August 29, 1997:


       Table 2 - Interest
       Income Option
       Date of $1,000           Applicable       Value at August
       Deferral                 Moody's Rate     29, 1997
       1/1/93                        8.4%           $ 1,425.89
       1/1/94                        7.4%           $ 1,315.40
       1/1/95                        8.3%           $ 1,224.76
       1/1/96                        7.5%           $ 1,130.90
       1/1/97                        7.8%           $ 1,052.00

       Cumulative Deferral Total                    $ 6,148.95


      The applicable Moody's Rate for 1998 is 7.4%.

                                         30